PH06/159164.4
EXHIBIT 10.1

                            AMENDMENT


     THIS AMENDMENT, dated as of September 29, 1998, is between Players International, Inc. (together with its successors or assigns, the "Company") and Peter J. Aranow ("Executive").

                      W I T N E S S E T H:

     WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of August 1, 1996 (the "Employment
Agreement"), and the Company and Executive now wish to amend the Employment Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and Executive agree as follows:

1. Paragraph 1(l) is amended in its entirety to read as follows:

                    (l)  "Term of Employment" shall mean the
          period of employment specified in Paragraph 2.

2. Paragraph 2 is amended by revising subparagraph (b) and adding a new subparagraph (c) to read as follows:

                    (b) The Term of Employment shall commence on October 1, 1996 and shall, unless sooner terminated as provided in Paragraph 9 or unless extended by the Company and Executive by mutual written agreement, terminate on the close of business on January 1, 1999 (January 1, 1999 or any date to which the Company and Executive have extended this Agreement is referred to as the "Expiration Date").

                    (c)  Between January 1, 1999 and June 30,
          1999, if the Company commences or continues active negotiations with any party with respect to a potential Change in Control that has received active consideration by the Board prior to December 31, 1998, Executive and the Company will mutually agree as to the time, if any, that Executive will devote to such negotiations and the compensation that Executive will receive for his services.

3. Paragraph 9(c) is amended in its entirety to read as follows:

               (c)  Termination Without Cause; Constructive
          Termination Without Cause; Expiration of the Agreement. In the event Executive's employment is terminated by the Company without Cause (which shall not include a termination pursuant to Paragraph 9(a) or 9(d)) or in the event of a Constructive Termination Without Cause, or in the event this Agreement expires by its terms on the Expiration Date set forth in Paragraph 2 and Executive thereupon terminates employment, Executive, upon executing and not revoking a release of the Company as to all matters arising in the course of his employment by the Company and the termination thereof, in the form attached as Exhibit C to the Employment Agreement, shall be entitled to receive:

                    (i)  unpaid Base Compensation earned or
               accrued through his date of termination and:

                         (A) in the case of expiration of this
                    Agreement by its terms on the Expiration Date set forth in Paragraph 2, an amount equal to Executive's Base Compensation payments, at the rate in effect at the time of Executive's termination, for a period of six months following termination of his employment, which amount shall be paid in a lump sum cash payment upon termination of employment and shall not be reduced by a present value calculation; or

                         (B) in all other cases to which this
                    Paragraph 9(c) is applicable, continued Base
                    Compensation payments, at the rate in effect at the time of his termination, for a period of 12 months following termination of his employment or through the end of the Term of Employment, whichever is longer, payable, at Executive's option, either (1) over such 12 months or the remaining Term of Employment, as the case may be, or (2) in a lump-sum payment promptly following termination of Executive's employment equal to the then present value using a discount rate per annum determined by reference to the discount rate then published by the Pension Benefit Guaranty Corporation for determining the value of immediate annuities (the "Present Value") of the remaining Base Compensation due Executive through the end of such 12 months or the remaining Term of Employment;


                    (ii) except in the case of a termination of
               employment by reason of expiration of this Agreement on the Expiration Date set forth in Paragraph 2, continued performance bonuses for a period of 12 months following termination of his employment or through the end of the Term of Employment, whichever is longer, in amounts determined under the then applicable program of the Company to the extent then applicable to Executive, or, to the extent such amounts are not reasonably determinable, in amounts based on performance bonuses paid to Executive for the last complete fiscal year of the Company ended prior to the completion of such 12-month period;

                    (iii)     any performance or special
               incentive bonus earned but not yet paid; if Executive's employment terminates by reason of expiration of this Agreement on the Expiration Date set forth in Paragraph 2, Executive shall receive pursuant to this Paragraph (iii) a lump sum cash payment upon termination of employment equal to a pro rata portion (based on the portion of the fiscal year completed as of the date of Executive's termination of employment) of the target annual performance bonus in effect for Executive for the fiscal year in which Executive's termination of employment occurs, and if Executive's employment terminates on January 1, 1999, such payment shall be made on or before December 31, 1998.

                    (iv) reimbursement for expenses incurred but
               not yet reimbursed by the Company pursuant to Paragraph 8;

                    (v)  the immediate vesting of all stock
               options previously granted to Executive, notwithstanding the terms of any such grant to the contrary, with the ability to exercise any such options for 12 months following the date of termination or, if there is a Pre-July 1999 Agreement, as hereinafter defined, for such longer period as is provided in Section 9(d) hereof, but in no event after the fifth anniversary of the date of grant or, in the case of the November 19, 1997 option grant (the "1997 Option"), the tenth anniversary of the date of grant; provided, however, that the foregoing shall not apply to the Non-Qualified Stock Option and Stock Appreciation Right granted to Executive on September 19, 1996 (the "1996 Option and SAR"); the 1996 Option and SAR shall remain outstanding through June 30, 1999 or, if later, for six months after Executive's termination of employment (but not after September 18, 2001), and if there is a Pre-July 1999 Agreement and a Change in Control is thereafter consummated, the 1996 Option and SAR shall remain outstanding (but not beyond September 18, 2001) pending the occurrence of a Change in Control, and the provisions of Paragraph 9(d) shall apply;

                    (vi) any other compensation and benefits to
               which he may be entitled under applicable plans, programs and agreements of the Company and the continuation of all Employee Benefit Programs provided under Paragraph 7 during the period for which Executive would receive payments under clause (i) above if such payments were not paid in a lump sum; provided, however, that in the event the Company is precluded from providing coverage under any such program by applicable law or regulation it may choose to provide Executive with a payment equal to the cost of such coverage without regard to tax effect.

4. Paragraph 9(d) is amended by adding a new paragraph to the end to read as follows:

                    If Executive's employment terminates by
          reason of expiration of this Agreement pursuant to Paragraph 9(c) and the Company has theretofore entered, or thereafter enters, into an agreement on or before June 30, 1999 to effect a Change in Control transaction which received active consideration by the Board before December 31, 1998 (a "Pre-July 1999 Agreement"), the consummation of the Change in Control shall be considered a "Termination Upon a Change in Control" for purposes of this Agreement, and Executive shall be entitled to receive the payments and benefits described in this Paragraph 9(d) upon the Change in Control. The payments and benefits described in this Paragraph 9(d) shall be provided promptly following the consummation of the Change in Control and, unless otherwise agreed by the parties in writing, shall be determined by reference to the benefit that would have been paid assuming a Termination Upon a Change in Control had occurred on January 1, 1999. Any amounts previously paid to Executive upon his termination of employment under Paragraph 9(c) shall be credited against the payments to be made under this Paragraph 9(d). For purposes of subparagraph (v) above, all of Executive's outstanding stock options which have not theretofore become vested (including the 1996 Option and SAR) shall, notwithstanding any provision of the option agreements to the contrary, continue in effect and become fully vested upon the Change in Control, and Executive shall have the ability to exercise his outstanding stock options until the date that is 12 months following the Change in Control, but in no event shall the options remain in effect after the fifth anniversary of the date of grant or, in the case of the 1997 Option, the tenth anniversary of the date of grant.

5. In all respects not amended, the Employment Agreement is hereby ratified and confirmed.



IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

                              PLAYERS INTERNATIONAL, INC.



                              Howard A. Goldberg
                              Chief Executive Officer



                              Peter J. Aranow